UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2010

Northsight Capital, Inc.

(Exact Name of registrant as specified in Its charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4685 South Highland Drive, Suite 202 Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

(801) 278-9424

(Registrant’s telephone number, including area code)

  N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

         240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

         240.13e-4(c)

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On July 22, 2010, acting pursuant to Sections 78.315 and 78.320, respectively, of the Nevada Revised Statutes (the “NRS”), the Board of Directors and the holders of 2,160,000 shares of the common stock of Northsight Capital, Inc., a Nevada corporation (the “Company”), representing approximately 76.3% of the Company’s issued and outstanding voting securities (the “Majority Stockholders”), resolved to effect a reverse split of its outstanding common stock on a basis of one for three, while retaining the current par value of one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Company, with all fractional shares to be rounded up to the nearest whole share (the “Reverse Split”).  The Majority Stockholders also agreed to contribute, on a pro rata basis, a sufficient number of their shares of common stock to ensure that no record stockholder’s holdings as of July 27, 2010 (which is the Record Date for determining the stockholders that shall be entitled to notice of the Reverse Split) shall be reduced below 100 shares as a result of the Reverse Split.

The Company will prepare and file with the Securities and Exchange Commission an Information Statement on Schedule 14C with respect to the Reverse Split, and will mail copies of the definitive Information Statement to its stockholders of record as of the Record Date.  The Company will effectuate the Reverse Split by filing with the Nevada Secretary of State a Certificate of Change Pursuant to NRS Section 209, and the Reverse Split will become effective 20 days following the mailing date of the definitive Information Statement to our stockholders.  We expect that the effective date will be on or about August 26, 2010.  The Company will be required to obtain a new Cusip Number for its common stock and a new trading symbol in connection with the Reverse Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northsight Capital, Inc.

By:	/s/ Travis T. Jenson
Name: Travis T. Jenson
Title: President

Dated: July 26, 2010